SMITH BARNEY MONEY FUNDS, INC.

	ARTICLES SUPPLEMENTARY
	INCREASING AUTHORIZED STOCK
	AS AUTHORIZED BY SECTION 2-105(c) OF
	THE MARYLAND GENERAL CORPORATION LAW


	Smith Barney Money Funds, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

	FIRST: In accordance with Section 2-105(c) of the Maryland General Corporation Law, the Board of Directors has increased the authorized capital stock of (1) the Cash Portfolio series of the Corporation to 25,000,000,000 shares of Common Stock (par value $.01 per share); (2) the Government Portfolio series of the Corporation to 10,000,000,000 shares of Common Stock (par value $.01 per share); and
(3) the Retirement Portfolio series of the Corporation to 5,000,000,000 shares of Common Stock (par value $.01 per share).


	SECOND: (a) As of immediately before the increase the total number of shares of stock of: (1) all classes which the Cash Portfolio series of the Corporation has authority to issue is 4,000,000,000 shares of Common Stock (par value $.01 per share); (2) all classes which the Government Portfolio series of the Corporation has authority to issue is 2,000,000,000 shares of Common Stock (par value $.01 per share); and (3) all classes which the Retirement Portfolio series of the Corporation has authority to issue is 2,000,000,000 shares of Common Stock (par value $.01 per share).

	(b) As increased the total number of shares of stock of: (1) all classes which the Cash Portfolio series of the Corporation has authority to issue is 25,000,000,000 shares of Common Stock (par value $.01 per share); (2) all classes which the Government Portfolio series of the Corporation has authority to issue is 10,000,000,000 shares of Common Stock (par value $.01 per share); and (3) all classes which the Retirement Portfolio series of the Corporation has authority to issue is 5,000,000,000 shares of Common Stock (par value $.01 per share).

	(c) The aggregate par value of: (1) all shares of the Cash Portfolio having a par value is $40,000,000 before the increase and $250,000,000 as increased; (2) all shares of the Government Portfolio having a par value is $20,000,000 before the increase and $100,000,000 as increased; and (3) all shares of the Retirement Portfolio having a par value is $20,000,000 before the increase and $50,000,000 as increased.



	THIRD: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

	IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chairman of the Board and witnessed by its Secretary on this 3rd day of November, 1994.


Attest:						SMITH BARNEY MONEY FUNDS, INC.


_________________________			By:
____________________________
Christina T. Sydor		    			Stephen J. Treadway
Secretary			    			Chairman of the Board



	THE UNDERSIGNED, the Chairman of the Board of Smith Barney Money Funds, Inc. who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.



							_____________________________
							Stephen J. Treadway
							Chairman of the Board